Mail Stop 3561

      July 6, 2005



Sheldon Rose
Chief Executive Officer
Getting Ready Corporation
8990 Wembley Court
Sarasota, Florida  34238

	RE:  	Getting Ready Corporation
		Amendment No. 1 to Form 10-SB
		Filed June 23, 2005
      File No. 0-51314

Dear Mr. Rose:

	We have completed our review of your Form 10-SB and have no further comments at this time.

								Sincerely,


								Larry Spirgel
								Assistant Director

cc:	via facsimile (212) 813-9768
      Arthur S. Marcus, Esq.
	Gersten, Savage, Kaplowitz, Wolf & Marcus